Exhibit 10.25

STOCK PURCHASE AGREEMENT
dated as of August 21, 2006
by and among
Directed Electronics, Inc.
as the Purchaser,
Polk Holding Corp.,
George M. Klopfer, as the Seller Representative
and
The Stockholders and Option Holder set forth on the
Stockholder Signature Page attached hereto,
as the Sellers

		Page
Section 9.16.	Nature of Sellers’ Obligations	50
Section 9.17.	CONSENT TO JURISDICTION	51
Section 9.18.	Seller Representative	51
LIST OF EXHIBITS

Exhibit A -	Indemnity Escrow Agreement
Exhibit B -	Financial Statements
Exhibit C -	Form of Opinion of Sellers’ Counsel
Exhibit D -	Form of Opinion of Purchaser’s Counsel
Exhibit E -	Confidentiality Agreement
Exhibit F -	Names and Likeness Agreement
Exhibit G -	Post-Closing Company Executive Compensation and Short- and Long-Term Incentive Compensation Arrangements
Exhibit H -	Terms of Lease Amendments

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT is dated as of August 21, 2006 (this “Agreement”) and is by and among Directed Electronics, Inc. a Florida corporation (the “Purchaser”); Polk Holding Corp., a Maryland corporation (the “Company”); the stockholders and option holder of the Company listed on the stockholder signature page attached hereto (each a “Seller” and collectively, the “Sellers”) and George M. Klopfer, as the Sellers’ representative (the “Seller Representative”). The Purchaser, the Company, the Sellers and the Seller Representative are sometimes collectively called, the “Parties.” Certain capitalized terms which are used herein are defined in Article VIII below.
RECITALS
A.	As of the date hereof, the Sellers own collectively 100% of the Company’s issued and outstanding capital stock (the “Polk Stock”), consisting entirely of Common Stock (defined in Article VIII below).

B.	The Parties desire to enter into this Agreement pursuant to which the Sellers agree to sell to the Purchaser for the Purchase Price (defined in Section 1.2(a) below) and the Purchaser agrees to purchase from the Sellers all of the Polk Stock (such sale and purchase transaction being called, the “Purchase”).
     NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:
ARTICLE I.
PURCHASE AND SALE OF POLK STOCK; THE CLOSING
Section 1.1 Purchase and Sale of Polk Stock
     At the Closing, subject to the terms and conditions of this Agreement, the Purchaser shall purchase from the Sellers and the Sellers shall sell, convey, assign, transfer, and deliver to the Purchaser, all of the Polk Stock.
Section 1.2 Purchase Price
     The cash purchase price (the “Purchase Price”) for the Polk Stock shall consist of $136,250,000.00, less the Funded Debt Amount, to be paid by the Purchaser as described in Section 1.4 below.
Section 1.3 The Closing
     The closing of the Purchase and the transactions relating thereto (collectively, the “Closing”) shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 6225 Smith Avenue, Baltimore, Maryland 21209 (or, at the request of Purchaser, at the offices of counsel to any lender providing financing in connection with the transactions contemplated hereby or at such other location as the Parties may agree), commencing at 10:00 a.m. local time on September 22, 2006 or, subject to Section 9.1 below, on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself). The date and time of the closing are referred to as the “Closing Date.” The Closing shall be deemed completed as of 12:01 a.m. Baltimore time on the morning of the Closing Date.
Section 1.4 Payment of the Purchase Price
     At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 7.1 and 7.2 below:
     (a) The Purchaser shall pay the Purchase Price, less the Indemnity Escrow Fund; to the Sellers by wire transfer of immediately available funds pursuant to written instructions delivered by the Seller Representative to the Purchaser at least two Business Days prior to the Closing and shall deliver the Indemnity Escrow Fund to the Escrow Agent.
     (b) The Sellers shall deliver to the Purchaser all of the stock certificates representing the Polk Stock, endorsed in blank or accompanied by duly executed assignment documents.
     (c) At least one Business Day prior to the Closing, Sellers shall cause the Company to pay to Sellers, in proportion to their respective holdings of Polk Stock, an aggregate amount (and may cause each Subsidiary of the Company to pay to the Company any necessary component thereof) equal to Sellers’ good faith estimate of the excess (if any) of (i) the consolidated Cash of the Company and its Subsidiaries as of the Closing less (ii) an amount estimated to cover outstanding Company checks issued through such date, the amount of such payment to be subject to the approval of Purchaser, which approval shall not be unreasonably withheld, conditioned, or delayed. Sellers may cause (A) the Company to make any such payment to them in the form of a dividend or a redemption and (B) any Subsidiary of the Company to make any such payment to the Company in the form of a dividend, a redemption, or an intercompany loan.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     As a material inducement to the Sellers to enter into this Agreement and to sell the Polk Stock, the Purchaser hereby represents and warrants that, except as set forth on the Purchaser Disclosure Schedule attached hereto (the “Purchaser Disclosure Schedule”):
Section 2.1 Organization; Corporate Power and Authorization
     The Purchaser is a Florida corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Purchaser has the requisite corporate power and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. The Purchaser’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Purchaser.
Section 2.2 Binding Effect and Noncontravention
     (a) Each Transaction Document to which the Purchaser is a party constitutes, or upon execution and delivery will constitute, a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).
     (b) The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and shall not: (i) conflict with or result in a breach of the terms, conditions, or provisions of, constitute a default under or result in a violation of, or create in any party the right to accelerate, terminate, modify, or cancel any, liability or obligation of Purchaser, or charge any fee, penalty, or similar payment to Purchaser, under: (A) the charter or bylaws of the Purchaser, (B) any agreement to which Purchaser is a party or to which any of its assets are subject, or (C) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity to which Purchaser or its assets are subject, or (ii) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity (except for the applicable requirements of the HSR Act).
Section 2.3 Brokerage
     The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
Section 2.4 Financial Ability
     The Purchaser acknowledges that this Agreement has no financing contingency. The Purchaser has delivered to Sellers a true and complete copy of a commitment letter, dated August 1, 2006 (the “Financing Agreement”), pursuant to which Canadian Imperial Bank of Commerce and JPMorgan Chase Bank, N.A. have committed, subject to the terms and conditions set forth therein, to make available to the Purchaser an additional credit facility of $141.0 million. The aggregate proceeds contemplated by the Financing Agreement, together with other available funds, are in an amount sufficient to consummate the transactions contemplated hereby, including to pay the Purchase Price and to pay related fees and expenses. As of the date hereof, the Financing Agreement has not been withdrawn and Purchaser does not know of any facts or circumstances that are reasonably expected to result in any of the conditions set forth in the Financing Agreement not being satisfied. Canadian Imperial Bank of Commerce and JPMorgan Chase Bank, N.A. have indicated to Purchaser in writing that syndication of the loans to be issued under the Financing Agreement is not a condition to closing thereunder.

Section 2.5 No Litigation
     There is no lawsuit, claim, action, proceeding or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser, its properties or businesses, which is reasonably expected to have a Purchaser Material Adverse Effect or restrict the ability of the Purchaser to consummate the transactions contemplated hereby and otherwise perform hereunder.
Section 2.6 Investment
     The Purchaser is acquiring the Polk Stock for its own account, for investment only, and not with a view to any resale or public distribution thereof. The Purchaser shall not offer to sell or otherwise dispose of the Polk Stock in violation of any Legal Requirement applicable to any such offer, sale or other disposition. The Purchaser acknowledges that (a) the Polk Stock has not been registered under the Securities Act, or any state securities laws, (b) there is no public market for the Polk Stock and there can be no assurance that a public market will develop, and (c) the Purchaser must bear the economic risk of its investment in the Polk Stock for an indefinite period of time. The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, as presently in effect.
Section 2.7 Accuracy on Closing Date
     Each representation and warranty set forth in this Article II and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement shall be true and correct as of the time of the Closing as though then made, except (a) as affected by the transactions expressly contemplated by this Agreement, and (b) to the extent that such representation and warranty relates specifically to an earlier date.
Section 2.8 Acknowledgement by the Purchaser
     In determining to proceed with the transaction contemplated by this Agreement, the Purchaser acknowledges that (a) the Purchaser has made a due diligence review of the Company and its Subsidiaries and is satisfied with the results thereof and (b) except as expressly set forth herein, the Purchaser is not relying on any covenants, representations or warranties of the Company or the Sellers.
Section 2.9 No Knowledge of Company Breaches
     To Purchaser’s actual knowledge, on the date hereof, the representations and warranties of Sellers and the Company are true and correct in all material respects (except for those representations and warranties qualified for materiality, which, to Purchaser’s actual knowledge, are true and correct in all respects).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     As a material inducement to the Purchaser to enter into this Agreement and to buy the Polk Stock, each Seller hereby represents and warrants, severally and not jointly, that, except as set forth on the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”):
Section 3.1 Authorization
     Such Seller has full power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.
Section 3.2 Binding Effect and Noncontravention
     (a) Each Transaction Document to which such Seller is a party constitutes, or upon execution and delivery will constitute, a valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).
     (b) The execution, delivery and performance by such Seller of the Transaction Documents to which such Seller is a party do not and shall not (i) conflict with or result in a breach of the terms, conditions, or provisions of, constitute a default under or result in a violation of, or create in any party the right to accelerate, terminate, modify, or cancel any, liability or obligation of such Seller, or charge any fee, penalty, or similar payment to such Seller, under: (A) the charter or bylaws of such Seller, if applicable, (B) any agreement to which such Seller is a party or to which any of its assets are subject, or (C) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity to which such Seller or its assets are subject, or (ii) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity (except for the applicable requirements of the HSR Act).
Section 3.3 Capital Stock
     Such Seller holds of record, owns beneficially and has good and marketable title to all of such Seller’s Polk Stock set forth on Section 3.3 of the Seller Disclosure Schedule and 4.3 of the Disclosure Schedule, free and clear of security interests, options, warrants, purchase rights, contracts, commitments, equities, claims or demands of any kind, except as set forth in the Stockholders’ Agreement dated November 22, 2002 by and among the Company and each of the stockholders listed in Exhibit A attached thereto (the “Stockholders’ Agreement”), which Stockholders’ Agreement shall be terminated prior to the Closing. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Polk Stock which will survive the Closing Date. Upon delivery to the Purchaser at the Closing of certificates representing the Polk Stock, accompanied by stock powers duly endorsed in blank, good and valid title to the Polk Stock will pass to Purchaser, free and clear of all liens or restrictions of any kind, other than those arising from acts of the Purchaser.
Section 3.4 Accuracy on Closing Date
     Each representation and warranty set forth in this Article III and all information contained in any certificate delivered by or on behalf of such Seller pursuant to this Agreement shall be true and correct in all material respects as of the time of the Closing as though then made, except (a) as affected by the transactions expressly contemplated by this Agreement and (b) to the extent that such representation and warranty relates specifically to an earlier date.
Section 3.5 No Knowledge of Company Breaches
     To such Seller’s actual knowledge, on the date hereof, the representations and warranties of the Company and each other Seller are true and correct in all material respects (except for those representations and warranties qualified for materiality, which, to such Seller’s actual knowledge, are true and correct in all respects).
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     As a material inducement to the Purchaser to enter into this Agreement and to purchase the Polk Stock, the Company hereby represents and warrants to the Purchaser, that, except as set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”):
Section 4.1 Organization; Qualification and Corporate Power
     Each of the Company and its Subsidiaries is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification is not reasonably expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has full corporate power and authority or limited liability company power and authority, as applicable, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
Section 4.2 Approvals and Consents
     (a) Each Transaction Document to which the Company or its Subsidiaries is a party constitutes, or upon execution and delivery will constitute, a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable against such party in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

     (b) The execution, delivery, and performance by the Company and the Subsidiaries of the Transaction Documents to which any of the Company or its Subsidiaries is a party do not and shall not: (i) conflict with or result in a breach of the terms, conditions, or provisions of, constitute a default under or result in a violation of, or create in any party the right to accelerate, terminate, modify, or cancel any, liability or obligation of the Company or any Subsidiaries, or charge any fee, penalty, or similar payment to the Company or any Subsidiary, under: (A) the certificate of incorporation or bylaws or similar corporate governance documents of the Company or any of its Subsidiaries, (B) any material agreement to which any of the Company or any of its Subsidiaries is a party or to which any of their respective assets are subject, or (C) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity to which any of the Company or any of its Subsidiaries or any of their assets are subject or (ii) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity (except for the applicable requirements of the HSR Act).
Section 4.3 Capitalization; Subsidiaries
     (a) The entire authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which 1,170,000 shares are issued and outstanding on the date hereof. All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Sellers as set forth on Section 4.3 of the Disclosure Schedule. On the date hereof, there are options outstanding to acquire up to 20,000 shares of Common Stock (the “Options”). Other than the Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Section 4.3 of the Disclosure Schedule sets forth a true and complete list of all Options, including (i) the name of the holder thereof, (ii) the number of shares of Common Stock subject thereto, (iii) the per share exercise price, (iv) the date of grant, and (v) any applicable vesting schedule.
     (b) None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company. The Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or formation, as applicable, (ii) the number of shares of authorized capital stock of each class of its capital stock or membership interests, as applicable, (iii) the number of issued and outstanding shares or membership interests, as applicable, of each class of its capital stock or membership interests, as applicable, the names of the holders thereof, and the number of shares or membership interests, as applicable, held by each such holder, and (iv) the number of shares or membership interests, as applicable, of its capital stock or membership interests, as applicable, held in treasury. All of the issued and outstanding shares of capital stock or membership interests, as applicable, of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. Each of the Company and its Subsidiaries holds of record, owns beneficially and has good and marketable title to all of the outstanding shares or membership interests, as applicable, of each Subsidiary of the Company. As of the Closing, such shares or membership interests, as applicable, shall be free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than restrictions under the Securities Act and state securities laws). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Subsidiaries of the Company to issue, sell or otherwise cause to become outstanding any of such Subsidiary’s own capital stock or membership interests, as applicable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company. Except as set forth in the Stockholders’ Agreement, which shall be terminated prior to the Closing, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or membership interests, as applicable, of any of the Company and its Subsidiaries.
Section 4.4 Financial Statements
     (a) Attached hereto as Exhibit B are the following financial statements for the Company (collectively, the “Financial Statements”): the audited consolidated balance sheets of the Company and its Subsidiaries as of March 26, 2006 and March 27, 2005, the related consolidated statements of earnings and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 26, 2006, and the unaudited consolidated balance sheet as of June 25, 2006, and the related consolidated statements of earnings and comprehensive income, stockholders’ equity, and cash flows for the three-month period ended June 25, 2006.
     (b) Each Financial Statement (including the notes thereto) has been prepared in accordance with GAAP and fairly presents the consolidated financial position of the Company and its Subsidiaries as of such dates and the consolidated results of their operations and their cash flows for each of the periods specified.
     (c) Except for (i) the liabilities reflected on the Latest Balance Sheet, a copy of which is appended hereto as part of Exhibit B, (ii) trade payables, accrued expenses, purchase contracts and orders for inventory incurred since the Latest Balance Sheet Date in the ordinary course of business and liabilities and other obligations incurred in the ordinary course of business since the Latest Balance Sheet Date and not in violation of this Agreement (it being agreed that liabilities for violation of Legal Requirements, breach of contract, or tort shall not be deemed incurred in the ordinary course of business), (iii) executory contract obligations under (x) Material Contracts listed on Section 4.19 of the Disclosure Schedule, and/or (y) contracts not required to be listed on Section 4.19 of the Disclosure Schedule, (iv) contingent liabilities specifically identified on Section 4.4 of the Disclosure Schedule, and (v) items otherwise disclosed in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise and whether or not of a nature required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP), including, but not limited to, liabilities for violation of Legal Requirements, breach of contract or tort.

          (d) Since March 26, 2006, neither the Company nor any of its Subsidiaries has (i) other than as disclosed in Schedule 4.4 to the Disclosure Schedule, accelerated collection of any notes or accounts receivable in advance of their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices; (ii) delayed payment of any accrued expense, trade payable or other liability beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices; or (iii) allowed its levels of inventory to vary in any material respect from the levels customarily maintained.
Section 4.5 Events Subsequent to the Latest Balance Sheet
     Since the Latest Balance Sheet, there has been no change in the financial condition or operating results of the Business which is reasonably expected to have a Material Adverse Effect.
Section 4.6 Inventory
     The current inventory of the Company and its Subsidiaries, subject to a reasonable allowance for obsolete inventory (consistent with the allowances reflected in the Financial Statements), is good and usable and salable in the ordinary course of business.
Section 4.7 Accounts Receivable
     The accounts receivable of the Company and Subsidiaries set forth in the Financial Statements arose from bona fide transactions in the ordinary course of the Business and are valid and enforceable (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Financial Statements).
Section 4.8 Title to Assets
     The Company has good and marketable title to, or a valid leasehold interest in, the assets reflected on the Latest Balance Sheet or acquired since the date thereof, except (a) for inventory (or other assets with an aggregate book value of less than $100,000) disposed of in the ordinary course of business since the date of the Latest Balance Sheet, (b) all of the outstanding capital stock and membership interests of Polk Mexico and Polk Investments shall be distributed to Sellers prior to Closing, and (c) as disclosed on Section 4.8 of the Disclosure Schedule.
Section 4.9 Compliance with Laws
     Other than tax matters addressed in Section 4.10 and environmental matters addressed in Section 4.11 below, each of the Company and its Subsidiaries has complied with all material Legal Requirements relating to the operation of the Business. Neither the Company nor any of its Subsidiaries has received notice alleging any violations of material Legal Requirements within the last 12 months.

Section 4.10 Tax Matters
     (a) Each of the Company and its Subsidiaries has filed all Returns that it has been required to file. All such Returns were correct and complete in all material respects. All Taxes owed by the Company and each Subsidiary (whether or not shown on any Return and whether or not any Return was required) have been paid or accrued as liabilities or reserves for liabilities on the Financial Statements. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Return. No claim has ever been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.
     (b) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company and each Subsidiary has filed all federal, state, local and foreign returns and reports with respect to employee Income Tax withholding, social security, unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.
     (c) No Seller or other director or officer (or employee responsible for Tax matters) of the Company or any Subsidiary expects any taxing authority to assess any additional Taxes for any period for which Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either (i) claimed or raised by any taxing authority in writing, or (ii) as to which any of the Sellers or other directors or officers (or employees responsible for Tax matters) of the Company or any Subsidiary has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Company has delivered to Purchaser correct and complete copies of all federal Income Tax and other material Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since June 1, 2000.
     (d) Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
     (e) Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement. None of the Company nor any Subsidiary (i) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than an Affiliated Group of which the Company was the common parent (the “Company Group”) or (ii) has any liability for the Taxes of any Person that was not a member of the Company Group under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (f) The unpaid Taxes of the Company and each Subsidiary (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not, immediately prior to Closing, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Returns.
     (g) Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal Income Tax purposes.
     (h) Neither the Company nor any Subsidiary has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction.
     (i) Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Internal Revenue Code. Neither the Company nor any Subsidiary has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (j) The Company is, and has been since June 1, 2000, an S corporation as defined in Sections 1361(a)(1) of the Code for federal and state Income Tax purposes and is eligible for such treatment. Section 4.10 of the Disclosure Schedule contains a copy of the Company’s election to be treated as an S corporation, which was timely filed with the Internal Revenue Service and has not been superseded by any subsequent filing. The Internal Revenue Service has not sent any correspondence to the Company questioning the Company’s status as an S corporation. The Company has not, since June 1, 2000, acquired assets from another corporation in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.
     (k) Each U.S. Subsidiary is, and has been since the effective date of the Company’s S election either (i) a qualified subchapter S subsidiary as defined in Section 1361(b)(3)(B) of the Code or a disregarded entity as defined in Treasury Regulation Section 301.7701-3(b)(1)(ii). Each of the foreign Subsidiaries does not file a separate United States federal Income Tax return and is not engaged in a trade or business in the United States within the meaning of Section 864 of the Code.
     (l) Neither the Company nor any Subsidiary will be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law); (iii) installment sale or open transaction made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
     (m) In the past five (5) years, neither the Company nor any Subsidiary has been a party to a transaction that is reported to qualify as a reorganization within the meaning of Section 368 of the Code, distributed a corporation in a transaction that is reported to qualify under Section 355 of the Code, or been distributed in a transaction that is reported to qualify under Section 355 of the Code.
     (n) Neither the Company nor any Subsidiary has engaged in any transaction that could affect the Income Tax liability for any taxable year not closed by the applicable statute of limitations which (i) is a “reportable transaction” (irrespective of the effective date) within the meaning of Treasury Regulation section 301.6011-4(b); or (ii) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meaning of Section 6662(d)(2)(C)(iii) of the Code. The Company has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code. The Company has disclosed on its Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local or foreign tax law).
Section 4.11 Environmental Matters
     (a) The Company and each of its Subsidiaries is in material compliance with all applicable Environmental Laws;
     (b) The Company and each of its Subsidiaries has obtained and is in material compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the operation of the Business;
     (c) Neither of the Company nor any of its Subsidiaries has received notice of material violations or liabilities arising under Environmental Laws and relating to the operation of the Business; and
     (d) Neither of the Company nor any of its Subsidiaries has assumed or undertaken any liability or corrective or remedial obligation of any other Person arising under Environmental Laws.
Section 4.12 Intellectual Property
     (a) The Disclosure Schedule contains a description of:
     (i) all Intellectual Property owned by any of the Company and its Subsidiaries for which a patent, trademark or copyright registration exists or has been applied for; and

     (ii) all licenses of Intellectual Property which any of the Company and its Subsidiaries has been granted from any third Person and which are material to the operations of the Business.
     (b) The Company and its Subsidiaries own or otherwise have the right to use, all Intellectual Property used by them in the conduct of the Business. The Intellectual Property owned or licensed by the Company is sufficient to conduct the Business as now conducted or contemplated to be conducted.
     (c) The Company has not received any notice or claim (whether written, oral or otherwise) challenging its ownership or rights in such Intellectual Property or claiming that any other Person has any claim of legal or beneficial ownership with respect to the Company’s rights therein.
     (d) The Company’s use of the Intellectual Property does not infringe upon the rights held by any other Person. To the Company’s Knowledge and except as set forth on Schedule 4.12(d) of the Disclosure Schedule, no other Person is infringing in any respect on any part of the Intellectual Property.
     (e) The Company has taken all reasonable steps to (i) protect its rights to the Intellectual Property and (ii) to prevent the unauthorized use of the Intellectual Property by any other Person.
Section 4.13 Real Estate
     (a) The Company does not own any real property.
     (b) Section 4.13(b) of the Disclosure Schedule lists all real property that each of the Company and its Subsidiaries leases or subleases from any other Person (the “Leased Premises”). With respect to each lease and sublease listed or required to be listed on Section 4.13(b) of the Disclosure Schedule, the lease or sublease is legal, valid, binding, enforceable (except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity)), and in full force and effect. The portions of the buildings located on the Leased Premises that are used in the business of the Company are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s business activities as conducted thereon. Neither the Company nor any of its Affiliates has received notice of any violations of material building codes and/or zoning ordinances or other material governmental regulations with respect to the Leased Premises.
     (c) Section 4.13(c) of the Disclosure Schedule lists all real property that each of the Company and its Subsidiaries leases or subleases to any other Person. With respect to each lease or sublease listed or required to be listed on Section 4.13(c) of the Disclosure Schedule, the lease or sublease is legal, valid, binding, enforceable (except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity)), and in full force and effect.
Section 4.14 Certain Litigation
     Except as disclosed in Section 4.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (a) is subject to any outstanding injunction, judgment, order or decree, (b) is a party to any suit which has been filed, (c) to the Company’s Knowledge, is subject to claims that are threatened or unasserted but considered probable of assertion, or (d) is a party to any proceeding, hearing, or investigation of, in or before any court of quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction, in each case, which relate to or involved more than $75,000 individually or $350,000 in the aggregate.
Section 4.15 Employee Benefits
     Section 4.15 of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company or any of its Subsidiaries maintains or to which any of the Company or its Subsidiaries contributes or has an obligation to contribute, and:
     (a) Each such Employee Benefit Plan complies in form and in operation in all material respects with its terms and the applicable requirements of ERISA and the Code.
     (b) With respect to each such Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.
     (c) Each such Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code (i) has been amended to reflect the changes in law imposed by GUST and EGTRRA, (ii) has received a determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code or may rely on an opinion or advisory letter issued to a master or prototype or volume submitter provider with respect to the tax-qualified status of the Employee Benefit Plan, and (iii) nothing has occurred since the date of such determination that is reasonably expected to cause the Employee Benefit Plan to lose its tax-qualified status.
     (d) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, or has any Liability under or with respect to any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA or any “defined benefit plan” within the meaning of Section 3(35) of ERISA or otherwise has any Liabilities or potential Liabilities under Title IV of ERISA, (ii) self-insured health or medical plan, (iii) Employee Benefit Plan subject to the laws of a country other than the United States of America, or (iv) employee pension benefit plan in which securities of the Company or any Subsidiary is held as a plan asset.
     (e) None of the Employee Benefit Plans (i) requires the Company or any of its Subsidiaries to provide health, accident or life insurance benefits to retirees other than in accordance with Section 4980B of the Code, (ii) is subject to any claims other than routine claims for benefits, or (iii) is subject to any audit or investigation by any Government Entity, including, but not limited to, the Internal Revenue Service or the Department of Labor.
     (f) The Company has delivered or made available to the Purchaser with respect to each Employee Benefit Plan correct and complete copies of (i) all plan documents pursuant to which the plan is maintained, funded and administered, including trust agreements, insurance policies and service agreements, and all amendments to such documents, (ii) the current summary plan description and all summaries of material modification issued since the publication of such summary plan description, (iii) the most recent IRS determination letter, opinion or advisory letter, if applicable, and (iv) the most recent Form 5500 Annual Report and related schedules.
     (g) Except as set forth on Section 4.15 of the Disclosure Schedule, and except as expressly required or provided by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits with respect to any employee of the Company or any Subsidiary. The Company plans to pay certain pre-Closing bonuses to certain of its employees as disclosed on Section 4.15 of the Disclosure Schedule.
Section 4.16 Affiliate Transactions
     Except as listed on Section 4.16 of the Disclosure Schedule, no officer, director, employee, shareholder or Affiliate of any of the Company or its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with any of the Company or its Subsidiaries or has any material interest in any material property used by any of the Company or its Subsidiaries. None of the Sellers or any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.
Section 4.17 Insurance
     The Disclosure Schedule contains a description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and business. All such insurance is in full force on the date of this Agreement.
Section 4.18 Employees
     The Company is not bound by or subject to (and none of its property or assets is bound by or subject to) any written or oral, express or implied, contract with any labor union, and no labor union is representing or, to the Company’s Knowledge, is seeking to represent any of the employees, representatives or agents of the Company. There is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, walkout, picketing, work stoppage, labor arbitration or other proceeding in respect of the grievance of any employee against or affecting the Company, (b) any application or complaint filed by any employee or union with the National Labor Relations Board or any comparable Government Entity against or affecting the Company, (iii) any organizational activity or other labor dispute against or affecting the Company, and no application for certification of a collective bargaining agreement is pending or is threatened. There is no allegation, charge, complaint or proceeding pending or threatened by any Person against the Company or any of its current or former officers, directors or employees relating to employment, equal employment opportunity, discrimination, harassment, wrongful discharge, unfair labor practices, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar Taxes, occupational safety and health or plant closing. The Company is in material compliance with all applicable laws relating to employment practices, classification of employees (both as employees rather than consultants and as non-exempt rather than exempt), terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar Taxes, and the Company is not engaged in any unfair labor practice.
Section 4.19 Contracts
     (a) Except as expressly contemplated by this Agreement or as set forth on Section 4.19 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:
          (i) pension, profit sharing, stock option, employee stock purchase, employment, bonus, incentive, or other plan or arrangement providing for deferred or other compensation to its current or former directors, officers or employees or any other employee benefit plan, arrangement or practice, whether formal or informal;
          (ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;
          (iii) employment, consulting, management, or similar agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment of any employee at anytime for any lawful reason or for no reason, in each case, without penalty or liability;
          (iv) contract or agreement involving any Government Entity;
          (v) agreement or indenture relating to borrowed money or other indebtedness or the mortgaging or pledging of any material asset;
          (vi) lease or agreement under which the Company is (A) lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (B) lessor of or permits any third Person to hold or operate any property, real or personal, owned or controlled by any of the Company or its Subsidiaries;

          (vii) contract relating to the marketing, sale, advertising or promotion of its products, where such contract involves a fee or payment by any of the Company and its Subsidiaries in excess of $100,000, other than trade promotion offers between the Company or any of its Subsidiaries and their respective customers entered into in the ordinary course of business;
          (viii) any contract or agreement with any customer or supplier set forth or required to be set forth on Section 4.22 of the Disclosure Schedule; or
          (ix) other agreement which involves a consideration in excess of $100,000 annually and not in the ordinary course of business.
     (b) To the Company’s Knowledge, all of the contracts, agreements and instruments set forth or required by this Section 4.19 to be set forth on the Disclosure Schedule (the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms, except as designated completed on such schedule and except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). None of the Company or its Subsidiaries has materially defaulted under or materially breached any Material Contract; to the Company’s Knowledge, no other party to a Material Contract has breached or cancelled any Material Contract.
     (c) The Purchaser has been supplied with a true, correct, and complete copy of each written Material Contract, together with all amendments, waivers or other changes thereto.
Section 4.20 Products; Product Warranties
     (a) The form of each product warranty relating to products currently manufactured or sold by the Company and its Subsidiaries is consistent with industry standards.
     (b) The Disclosure Schedule sets forth a true and complete list, of all products manufactured by the Company or the Subsidiaries that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three (3) years.
     (c) The Company is not aware of any material defect in design, materials, manufacture or otherwise in any products heretofore or currently manufactured by the Company or the Subsidiaries or any defect in repair to or replacement of any such products which could give rise to any material claim.
     (d) The Financial Statements reflect all material warranty and other unreimbursed repair, maintenance and replacement expenses (including parts and labor, but no overhead) known by the Company or the Subsidiaries with respect to products previously sold by them for the relevant periods.

Section 4.21 Broker Fees
     Except as set forth in Section 4.21 of the Disclosure Schedule, none of the Company or any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
Section 4.22 Suppliers and Customers
     Section 4.22 of the Disclosure Schedule sets forth (a) the ten principal suppliers of the Company during each of the fiscal years ended March 27, 2005 and March 26, 2006, together with the approximate dollar amount of goods purchased by the Company from each such supplier during each such period, and (b) the ten principal customers of the Company during each of the fiscal years ended March 27, 2005 and March 26, 2006, together with the approximate dollar amount of goods and/or services sold by the Company to each such customer during each such period. Except as otherwise set forth in Section 4.22 of the Disclosure Schedule, the Company maintains good relations with all suppliers and customers listed or required to be listed in Section 4.22 of the Disclosure Schedule, and no such party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.
Section 4.23 Absence of Certain Business Practices
     Except as set forth on Schedule 4.23 of the Disclosure Schedule, neither the Company, the Sellers nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) could reasonably be expected to subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, could reasonably be expected to have had an adverse effect on the assets, business, operations or prospects of the Company or any of its Subsidiaries, or (iii) if not continued in the future, could reasonably be expected to adversely affect the assets, business, operations or prospects of the Company or any of its Subsidiaries.
Section 4.24 Accuracy on Closing Date
     Each representation and warranty set forth in this Article IV and all information contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be true and correct as of the time of the Closing as though then made, except

(a) as affected by the transactions expressly contemplated by this Agreement and (b) to the extent that such representation and warranty relates specifically to an earlier date.
Section 4.25 No Additional Representations
     EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.
ARTICLE V.
COVENANTS AND OTHER AGREEMENTS
     The Parties agree as follows:
Section 5.1 General
     From the date of this Agreement through the Closing or the earlier termination of this Agreement, each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).
Section 5.2 Operation of the Business
     From the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company shall conduct the Business in the ordinary course in accordance with past practice, except that the Company shall have the right to: (a) make payments to debtholders outside the ordinary course of business, (b) make distributions to shareholders as contemplated by Section 1.4(c), (c) pay the bonuses to employees as set forth on Section 4.15 to the Disclosure Schedule, and (d) take other actions contemplated by the Transaction Documents, including distributing to Sellers all of the stock of Polk Mexico and all of the interests of Polk Investments. The Company and the Sellers shall keep the Purchaser reasonably advised as to all material operations and proposed material operations relating to the Company. The Company shall use all reasonable commercial efforts to (i) keep available the services of present employees and to preserve the present relationships of the Company with persons having significant business relations therewith, (ii) keep all Material Contracts in full force and effect, (iii) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (iv) comply in all material respects with all applicable Legal Requirements.

Section 5.3 General Restrictions
     From the date of this Agreement through the Closing or the earlier termination of this Agreement, except as otherwise expressly permitted in this Agreement or expressly contemplated in connection with the transactions herein, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, neither the Company nor any of its Subsidiaries shall:
     (a) merge into or with or consolidate with, any other corporation or acquire the business or assets of any person;
     (b) except as permitted by Section 1.4(c), purchase any securities of any person;
     (c) amend its charter or bylaws;
     (d) except for the issuance of Common Stock upon exercise of currently outstanding Options, issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;
     (e) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;
     (f) make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;
     (g) except in the ordinary course of business consistent with past practice, enter into, amend or terminate any material agreement (including any of the arrangements described in Section 4.19(a), whether written or oral);
     (h) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties except in the ordinary course of business;
     (i) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Government Entity or any arbitrator;
     (j) other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $100,000;
     (k) maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

     (l) make any material change, whether written or oral, to any agreement or understanding with any of the suppliers or customers listed or required to be listed on Section 4.22 of the Disclosure Schedule;
     (m) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;
     (n) delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;
     (o) allow its levels of inventory to vary in any material respect from the levels customarily maintained;
     (p) adopt any Employee Benefit Plan or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment), other than the Company’s plans to provide a total increase in annual compensation of $55,000 to five non-management employees (names and amounts listed on Section 5.3 of the Disclosure Schedule) and pay the bonuses referenced in Section 5.2(d);
     (q) engage in any one or more activities or transactions outside the ordinary course of business;
     (r) enter into any transaction or make any commitment which could reasonably be expected to result in any of the representations, warranties or covenants of the Company and/or Seller contained in this Agreement not being true and correct after the occurrence of such transaction or event; or
     (s) commit to do any of the foregoing.
Section 5.4 Access to Records
     Prior to the Closing but subject to the termination of this Agreement, subject to the terms of the Confidentiality Agreement, the Company shall permit the Purchaser to have access at reasonable times, and in a manner so as not to interfere unreasonably with the normal business operations of the Company, to all books, records (including tax records), contracts, and documents of or pertaining to the Business and to all employees and agents of the Company.
Section 5.5 Intentionally Left Blank
Section 5.6 No Shop
     From the date of this Agreement until the earlier of (a) the Closing Date, or (b) the termination of this Agreement, the Company and the Sellers shall not, and the Company and the Sellers shall cause the Company’s stockholders, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation, purchase of Polk Stock, or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. The Company shall immediately notify the Purchaser of the receipt of any such offer, proposal or indication of interest that it receives or otherwise becomes aware of, but not respond to such offer except as permitted by Purchaser, provided, however, that the Company shall not divulge to Purchaser the details of such offer, including the identity of the offeror or pricing or other terms of the offer.
Section 5.7 HSR Act
     In connection with the transactions contemplated by this Agreement, the Parties shall comply promptly with the notification and reporting requirements of the HSR Act and use all commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. The Parties shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any antitrust authority. The Parties will cooperate and use their respective commercially reasonable efforts in taking steps to ensure compliance with the HSR requirement. The Purchaser shall pay all required HSR Act filing fees; provided, however, that in the event this Agreement is terminated pursuant to Section 9.1(b), then the Company shall reimburse Purchaser for 50% of such filing fees.
Section 5.8 Cooperation with Respect to Financing
     The Company agrees to provide, at Purchaser’s sole cost and expense, and shall cause its executive officers to provide, commercially reasonable cooperation in connection with the arrangement of Purchaser’s debt financing for the transactions contemplated by this Agreement, including without limitation, (a) upon reasonable notice and at reasonable times, making officers reasonably available to participate in lender meetings, and due diligence sessions, (b) cooperating in Purchaser’s preparation of bank/lender presentations, offering memoranda, and similar documents, (c) provided that no Company obligations arise unless there is a Closing hereunder, executing and delivering any pledge and security documents, other definitive financing documents or other reasonably requested certificates or documents, and (d) using reasonable commercial efforts to obtain comfort letters of accountants and legal opinions as may be reasonably requested by Purchaser; provided, however, that nothing in this Section 5.8 shall require the Company or any Subsidiary to (i) incur any financial obligation prior to the Closing, or (ii) engage in any activities that could reasonably be expected to interfere in any material respect with the operation of the Business.
Section 5.9 Stock Options
     The Company shall take all necessary action to cancel, at or prior to the Closing Date, each outstanding Option not exercised simultaneously with or prior to the Closing. The Company shall deliver to Purchaser copies of all documentation evidencing such cancellation, as well as all documentation relating to any exercises of an outstanding Option.

Section 5.10 Further Assurances
     From and after the Closing, the Purchaser and each of the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by the Transaction Documents.
Section 5.11 Record Retention
     The Parties agree that for a period of seven (7) years after the Closing Date, without the prior written consent of the Seller Representative, neither the Purchaser nor any of its Affiliates shall dispose of or destroy any of the books and records purchased hereunder which may be relevant to any legal, regulatory or Tax audit, investigation, inquiry or requirement of any of the Sellers without first offering such records to the Sellers.
Section 5.12 Intentionally Left Blank
Section 5.13 Employee Matters
     (a) The Purchaser shall maintain for a period of one (1) year after the Closing Date, without interruption, medical, health and dental benefits for current employees who continue employment with the Company or any of its Subsidiaries or with the Purchaser or any of its Subsidiaries or related companies after the Closing Date and for Polk and Klopfer, hereinafter defined, whether or not they are Company employees or consultants (collectively, the “Transferred Employees”), that are substantially similar in the aggregate to those provided by the Company and its Subsidiaries as in effect on the Closing Date. The Purchaser agrees to honor all Employee Benefit Plans pursuant to their terms. Transferred Employees shall be given credit for all service with the Company or its Subsidiaries (and other service credited by the Company or its Subsidiaries for similar plans, programs or policies) under (i) all employee compensation and benefit plans, programs and policies and fringe benefits of the Purchaser or any of its Subsidiaries or related companies in which such Transferred Employees become participants for purposes of eligibility, vesting and benefit accrual (other than the benefit accrual under tax-qualified defined benefit plans which would provide a duplication of benefits to such employees) and (ii) severance plans for purposes of calculating the amount of each such Transferred Employee’s severance benefits.
     (b) In the event the Purchaser terminates any medical, health or dental benefits after the one-year period referred to in subsection (a) above, the Purchaser shall use its best commercial efforts to cause each medical, health or dental plan of the Purchaser or any of its Subsidiaries or related companies to waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company or any of its Subsidiaries.
     (c) Vacation entitlement accrued but not utilized by a Transferred Employee for the year in which the Closing Date occurs under the vacation policy of the Company or any of its Subsidiaries by which such Transferred Employee is employed as in effect on the Closing Date shall be recognized by the Purchaser, the Company and each of their Subsidiaries and related companies following the Closing Date.
     (d) Notwithstanding any other provision of this Agreement, no Company employee shall have any right to enforce the Purchaser’s obligations pursuant to this Section 5.13, provided, however, that the Sellers shall have the right to enforce obligations of Purchaser to Sellers under this Section 5.13), and provided, further, that the Sellers acknowledge and agree that the Company’s Long-Term Incentive Plan is being replaced by the Purchaser equity arrangements contemplated by Section 5.19 and Exhibit G.
Section 5.14 Tax Matters
     The following provisions shall govern the allocation of responsibility as between the Purchaser, the Company and the Sellers for certain Tax matters following the Closing Date:
     (a) Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company related to Income Tax for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all Returns (other than Returns related to Income Tax) for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Seller Representative shall permit the Purchaser at least twenty (20) Business Days during which to review and comment on each such Tax Return described in the preceding sentence prior to filing.
     (b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Purchaser shall permit the Seller Representative at least twenty (20) Business Days during which to review and comment on each such Tax Return described in the preceding sentence prior to filing. For purposes of this Section, in the case of any Straddle Period, as defined below, the portion of any Tax which relates to the portion of such Taxable period ending on the Closing Date (the “Pre-Closing Portion”) shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, any (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Taxable period ended on the Closing Date.
     (c) Cooperation on Tax Matters. The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Returns pursuant to this Section 5.14 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.
     (d) The Sellers, severally, in proportion to their holdings of Polk Stock on the Closing Date, and not jointly, agree to indemnify Purchaser and its Affiliates, including, after the Closing, the Company and each Subsidiary (each herein sometimes referred to as an “Indemnified Taxpayer”) harmless from and against and shall reimburse each Indemnified Taxpayer for, any and all Taxes or other expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and expenses in connection with any action, suit or proceeding) actually incurred, suffered or accrued at any time by any Indemnified Taxpayer (all herein referred to as “Tax Losses”) arising out of or attributable to, without duplication:
          (i) any liability for the Taxes of Company and/or any Subsidiary for any period ending on or before the Closing Date and the Pre-Closing Portion of any Tax period commencing before the Closing Date and not ending on the Closing Date (the “Straddle Period”), reduced by (A) in the case of any Tax other than a federal Income Tax, any liability accrual or reserve for that type of Tax as of the Closing Date (excluding any amount to reflect timing differences between book and Tax income) set forth on the Financial Statements and (B) any liability for a Tax imposed as a result of a violation by Purchaser or the Company of the covenant set forth in Section 5.14(h) below;
          (ii) all liabilities of the Company and/or any Subsidiary as a result of the applicability of Treasury Regulation section 1.1502-6 or otherwise for Taxes of any other corporation affiliated with the Company on or prior to the Closing Date; and
          (iii) all Tax liabilities of the Company and/or any Subsidiary as a result of the distribution by the Company of the stock and interests in Polk Mexico and Polk Investments for any period ending on the Closing Date or the Pre-Closing Period of any Straddle Period.
     Subject to the resolution of any Tax contest pursuant to Section 5.14(e), upon notice from Purchaser to the Seller Representative that an Indemnified Taxpayer is entitled to an indemnification payment for a Tax Loss pursuant to this Section 5.14(d), Sellers shall thereupon pay to the Indemnified Taxpayer the amount of the Tax Loss, provided, however, that if it is determined upon resolution of the Tax contest by a Government Entity that Purchaser was not entitled to indemnification hereunder, Purchaser shall repay to Sellers all amounts Sellers paid to Purchaser for indemnification hereunder.

     (e) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall, within 15 Business Days, notify the Seller Representative in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.
          (i) Sellers shall have the right to defend the Indemnified Taxpayer against such claim with counsel of their choice reasonably satisfactory to the Indemnified Taxpayer so long as (A) Sellers notify the Indemnified Taxpayer in writing within 15 Business Days after the Indemnified Taxpayer has given notice of such claim that Sellers will indemnify the Indemnified Taxpayer as required hereunder, (B) Sellers provide the Indemnified Taxpayer with evidence reasonably acceptable to the Indemnified Taxpayer that Sellers will have the financial resources to defend against the claim and fulfill their indemnification obligations hereunder, (C) if requested by the Indemnified Taxpayer, Sellers provide to the Indemnified Taxpayer an opinion, in form and substance reasonably satisfactory to the Indemnified Taxpayer, of counsel reasonably satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail in that contest, (D) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, Sellers shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (E) Sellers conduct the defense of the claim actively and diligently.
          (ii) Subject to the provisions of paragraph (i) above, Sellers shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if Sellers shall reasonably request, to a determination in an appellate court provided that, if requested by the Indemnified Taxpayer, Sellers shall provide to the Indemnified Taxpayer an opinion, in form and substance reasonably satisfactory to the Indemnified Taxpayer, of counsel reasonably satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail on that appeal.
          (iii) Sellers shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.
          (iv) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by Sellers pursuant to paragraph (i)(D) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to Sellers any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority). Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as Sellers shall have made all payments or indemnities then due with respect to the Indemnified Taxpayer pursuant to this Section 5.14.
          (v) If any of the conditions in Section 5.14(e)(i) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not thereafter consult with, or obtain any consent from, any Seller in connection therewith), (B) Sellers will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, reasonable attorneys’, accountants’ and experts’ fees and disbursements) and (C) Sellers will remain responsible for any Tax Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 5.14.
     (f) The indemnification obligations of Sellers under this Section 5.14 shall survive the Closing until the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the foregoing survival period, an Indemnified Taxpayer shall be treated as having provided timely notice to the Seller Representative by providing written notice to the Seller Representative on or before the 45th day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the taxing authority.
     (g) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid one-half by Purchaser and one-half by the Sellers when due, and Purchaser shall cause the Company, at its own expense, to file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable law, Sellers will join in the execution of any such Returns and other documentation.
     (h) Neither Purchaser, the Company nor any of their respective Affiliates shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.
     (i) To the extent permitted by applicable law, the Parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price. Any indemnification obligations of the Sellers pursuant to this Section 5.14 for Taxes other than federal Income Taxes shall be satisfied first out of the Indemnity Escrow Fund to the extent thereof.
     (j) Any federal Income Tax refunds that are received by Purchaser, the Company or any Subsidiary and any amounts credited against federal Income Tax to which Purchaser, the Company or any Subsidiary become entitled, which relate to taxable periods ending on or before the Closing Date or to the pre-Closing portion of any Straddle Period, shall, to the extent they exceed the amounts of anticipated federal Income Tax refunds included as receivables on the Financial Statements, be for the account of the Sellers, and Purchaser shall pay over to the Seller Representative any such excess within ten (10) Business Days after receipt thereof.
Section 5.15 Non-Competition, Non-Solicitation and Non-Disclosure
     (a) General. In consideration of the payment of the Purchase Price, and in order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of Matthew S. Polk, Jr. (“Polk”), George M. Klopfer (“Klopfer”), James M. Herd, Craig C. Georgi, Peter D. Gaskarth, and Gary B. Davis (collectively, the “Covenanters”) hereby covenants and agrees as follows:
          (i) Without the prior written consent of the Purchaser, the Covenanters, and each of them, shall not for a period of five (5) years from and after the Closing Date (A) directly or indirectly, except as otherwise permitted hereunder, acquire or own in any manner any interest in any Person, firm, partnership, corporation, association or other entity which engages or which Covenanter has reasonable cause to believe will engage in any facet of the Business or which competes or which Covenanter has reasonable cause to believe will compete in any way with the Business, anywhere in the world (the “Territory”), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any Person, firm, partnership, corporation, association or other entity which engages or which Covenanter has reasonable cause to believe will engage in any facet of the Business or which competes or which Covenanter has reasonable cause to believe will compete in any way with the Business within the Territory, provided, however, that the foregoing shall not prevent a Covenanter from performing services for a competitive business if such competitive business is also engaged in other lines of business and (I) if the services of a Covenanter are restricted to employment in such other lines of business and (II) the net revenues of the competitive business represent less than 10% of the Company’s net revenues, or (C) utilize his special knowledge of the Business and/or his relationships with customers, suppliers and others to compete with the Business of the Company as constituted on the Closing Date; provided, however, that nothing in this Section 5.15 shall be deemed to prevent (1) a Covenanter from acquiring through market purchases and owning, solely as an investment, less than five percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Covenanter is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer, (2) the purchase of an interest in a competing business, public or private, if the interest is acquired passively and indirectly by an entity in which Covenanter has less than a 3% interest (for example, in a private equity or mutual fund investment) as long as Covenanter has no involvement in the management of such investment and plays a passive role with respect to such investment, (3) the continued ownership of an interest in a competing business that was acquired prior to that firm engaging in or giving Covenanter reasonable cause to believe that they would engage in competition with the Purchaser. Each Covenanter acknowledges and agrees that the covenants provided for in this Section 5.15(a) are reasonable and necessary in terms of time, area and line of business to protect the Company’s Intellectual Property. Each Covenanter further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the world, and (iii) customer goodwill associated with the ongoing business of the Company. Each Covenanter expressly authorizes the enforcement of the covenants provided for in this Section 5.15(a) by (A) the Purchaser and its Subsidiaries, (B) the Purchaser’s permitted assigns, and (C) any successors to the Company’s or the Purchaser’s business. To the extent that the covenants provided for in this Section 5.15(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.
          (ii) Without the prior consent of the Purchaser, such Covenanter shall not for a period of five (5) years from the Closing Date, directly or indirectly, for himself or for any other Person, firm, corporation, partnership, association or other entity, (A) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or any Subsidiary, unless such employee or former employee has not been employed by the Company or any Subsidiary for a period in excess of nine months, provided, however, that general, non-targeted public advertisements and solicitations shall not be prohibited by this clause, and/or (B) call on or solicit any of the actual or targeted prospective customers or clients of the Company or any Subsidiary for purposes of soliciting such customers or clients to purchase products which compete with those of the Company or Purchaser, nor shall such Covenanter make known the names and addresses of such customers or any information relating in any manner to the Company’s or any Subsidiary’s trade or business relationships with such customers.
          (iii) Such Covenanter shall not at any time within a period of five (5) years from the later of the Closing Date or five (5) years from the termination of his affiliation with the Company as an employee or consultant divulge, communicate, use to the detriment of the Company or for the benefit of any other Person or Persons, or misuse in any way, any confidential information pertaining to the Company or any Subsidiary. Any confidential information or data now known or hereafter acquired by such Covenanter with respect to the Company or any Subsidiary shall be deemed a valuable, special and unique asset of the Company that is received by such Covenanter in confidence. For the purposes of the foregoing, confidential information shall not include information that generally becomes available to the public, other than as a result of disclosure by a Covenanter in violation of this Section 5.15.
     (b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Covenanter of any or all of the covenants and agreements contained in this Section 5.15 may cause irreparable harm and damage to the Purchaser in a monetary amount which may be virtually impossible to ascertain. As a result, each Covenanter recognizes and hereby acknowledges that the Purchaser shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 5.15 by such Covenanter and/or his agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Purchaser may possess hereunder, at law or in equity. Nothing contained in this Section 5.15 shall be construed to prevent Purchaser from seeking and recovering from a Covenanter damages sustained by Purchaser as a result of any breach or violation by such Covenanter of any of the covenants or agreements contained herein.
     (c) Disclosure Required by Law. If Covenanter receives a request to disclose all or any part of the confidential information under the terms of a subpoena or order issued by a Government Entity, Covenanter agrees timely to notify Purchaser of the existence, terms, and circumstances surrounding such request, to consult with Purchaser on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such confidential information is required to prevent Covenanter from being held in contempt or subject to other penalty, to furnish only such portion of the confidential information as, in the written opinion of Covenanter’s counsel, Covenanter is legally compelled to disclose, and to exercise Covenanter’s reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed confidential information. Purchaser shall promptly reimburse Covenanter for all reasonable, out-of-pocket expenses incurred in complying with the terms of this subsection.
Section 5.16 Public Announcements
     None of the Company and the Sellers, on the one hand, or the Purchaser, on the other hand, shall make, or permit any agent or Affiliate to make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except as may be required by law. The Purchaser, on the one hand, and the Sellers and the Company, on the other hand, shall jointly agree on the timing, content and substance of all public announcements concerning the transactions contemplated hereby.
Section 5.17 Litigation Support
     In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers, the Company or the Purchaser, the Parties agree to (i) cooperate with the contesting or defending Party and its counsel, (ii) make available its employees to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (iii) provide access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VI below).

Section 5.18 Transaction Expenses
     Each of the Purchaser, on the one hand, and the Sellers and the Company, on the other hand, shall bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company shall pay and discharge all of its costs and expenses prior to Closing.
     Section 5.19 Post-Closing Company Executive Compensation and Short- and Long-Term Incentive Compensation Arrangements
     From and after the Closing, certain Polk management employees as determined by James M. Herd and approved by Purchaser’s President (such approval not to be unreasonably withheld, delayed or conditioned) shall be entitled to participate in the executive compensation and short- and long-term incentive arrangements described in the attached Exhibit G.
Section 5.20 Replacement LCs
     At or prior to Closing, Purchaser shall provide substitute LC’s or alternative security reasonably acceptable to the Sellers for LCs outstanding on the Closing Date.
Section 5.21 Post-Closing Lease Amendment
     The Sellers Klopfer, Polk and Craig C. Georgi, who are the general partners of Klopfer Associates Limited Partnership (“KALP”), the landlord entity as to the Company’s Baltimore facility, and who are also the managing members of Klopfer Associates LLC (“KALLC”), the landlord entity as to the Company’s San Diego facility, hereby agree to use their commercially reasonable efforts, after the Closing, to induce or persuade GE Commercial Credit (“GE”), the lender and secured party with respect to existing commercial mortgages on both facilities (the “GE Mortgages”) to consent to certain assignments, amendments and modifications to the currently effective leases on these two facilities (the “Leases”) providing for the changes in the terms and conditions thereof which are set forth on the attached Exhibit H and, subject to such approval by GE, cause KALP and KALLC to execute and deliver to the Company restated leases that reflect the Exhibit H modifications approved by GE. Under the terms of the GE Mortgages, no amendments to or assignments of the Leases are valid or binding unless first approved by GE, and GE may grant or withhold its consent to lease amendments or assignments in its sole discretion. The term “commercially reasonable efforts” as used in this context shall not be construed to include (a) voluntary prepayment in whole or in part, (b) the pledging of additional collateral, or (iii) the addition of personal guarantees or other credit enhancements with respect to the GE Mortgages.
Section 5.22 Employment Agreements with Polk and Klopfer
     Polk and Klopfer shall enter into employment agreements with the Purchaser after Closing on terms mutually acceptable to Purchaser and each of Polk and Klopfer, providing for annual base compensation for Klopfer in the amount of $83,000 and for Polk in the amount of $83,000 and providing for continuation of medical insurance and other benefits as set forth in

Section 5.13, and reimbursement of reasonable out-of-pocket and travel expenses, and as otherwise agreed between Polk and Klopfer, on the one hand, and Purchaser.
ARTICLE VI.
SURVIVAL AND INDEMNIFICATION
Section 6.1 Survival of Representations and Warranties
     All of the representations and warranties contained in Articles II, III and IV above shall survive the Closing hereunder for a period of twelve (12) months; provided that the representations and warranties set forth in Sections 2.1 (Organization, Corporate Power and Authorization), 3.1 (Authorization), 3.3 (Capital Stock), 4.1 (Organization; Qualification and Corporate Power), 4.3 (Capitalization; Subsidiaries) and 4.10 (Tax Matters) above shall survive the Closing hereunder for a period of the applicable statute of limitations.
Section 6.2 Indemnification Obligations of the Sellers
     Subject to the provisions of Section 6.4 below, the Sellers shall, severally, in proportion to their holdings of Polk Stock on the Closing Date, and not jointly, indemnify and hold harmless the Purchaser and its Affiliates, stockholders, officers, directors, employees and agents (collectively, the “Purchaser Indemnitees”) in respect of any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:
     (a) the breach by the Sellers (or the Company with respect to the period prior to the Closing Date) of any of the covenants made by the Sellers (or the Company with respect to the period prior to the Closing Date) in this Agreement;
     (b) the breach of any of the representations and warranties made by the Sellers or the Company in this Agreement (it being agreed that, for purposes of this Section 6.2(b), all qualifications and exceptions contained in the representations and warranties set forth in Articles III and IV relating to materiality, Material Adverse Change, Material Adverse Effect, or words of similar import shall be disregarded), provided, however, that the Sellers are given an Indemnification Claim Notice during the applicable survival period specified in Section 6.1 above;
     (c) the Delphi claim (hereafter defined); and
     (d) the lease described in item 3(a) on Schedule 4.13(b) of the Disclosure Schedule, provided, however, that Sellers promptly shall pay to Purchaser the entire amount of such Loss directly, and not from the Indemnity Escrow Fund (the “Lease Loss”).
     Notwithstanding the foregoing, the Purchaser shall not be entitled to indemnification with respect to a breach of any of the representations and warranties set forth in this Agreement if and to the extent that Troy D. Templeton, James E. Minarik, Jon E. Elias or Kevin P. Duffy had actual knowledge prior to the date hereof of the events or conditions constituting or resulting in such breach of representation or warranty and could reasonably have appreciated the amount of Losses resulting from such events or conditions.
Section 6.3 Indemnification Obligations of the Purchaser
     Subject to the provisions of Section 6.4 below, the Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates, stockholders, officers, managers, directors, employees and agents (collectively, the “Sellers Indemnitees”) in respect of any Loss which any Sellers Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:
     (a) the breach by the Purchaser (or the Company with respect to the period following to the Closing Date) of any of the covenants made by it (or the Company with respect to the period following the Closing Date) in this Agreement, and
     (b) the breach of any of the representations and warranties of the Purchaser contained in this Agreement (it being agreed that, for purposes of this Section 6.3(b), all qualifications and exceptions contained in the representations and warranties set forth in Article II relating to materiality, Material Adverse Change, Material Adverse Effect, or words of similar import shall be disregarded), provided, that the Purchaser is given an Indemnification Claim Notice during the applicable survival period specified in Section 6.1 above.
Section 6.4 Limitations on Indemnification
     (a) No party shall be entitled to assert any claim for indemnification pursuant to Sections 6.2(b) or 6.3(b) above unless and until the amount of the Losses sustained by such party with respect to any individual matter exceeds $20,000. In addition, no party shall be obligated to indemnify another party with respect to any Losses pursuant to Section 6.2(b) or Section 6.3(b) as to which a party is otherwise entitled to assert any claim for indemnification unless and until the aggregate amount of the Losses attributable to the Purchaser Indemnitees or the Sellers Indemnitees, as the case may be, exceeds $1,360,000.00 (the “Basket Amount”); and then only to the excess of, but not including, the Basket Amount. Notwithstanding anything in this Agreement to the contrary, the maximum aggregate obligation of the Sellers pursuant to Section 6.2(b) shall not exceed $6,800,000.00; provided, however, that neither the limitations provided by the first two sentences of this Section 6.4(a) nor such maximum obligation shall apply to Losses caused by breaches of the representations and warranties set forth in Sections 2.1 (Organization; Corporate Power and Authorization), 3.1 (Authorization), 3.3 (Capital Stock), 4.1 (Organization; Qualification and Corporate Power), 4.3 (Capitalization; Subsidiaries) and 4.10 (Tax Matters) above, and provided, further, that the limitations provided by the first and second sentences of this Section 6.4(a) shall not apply to any Loss suffered by the Purchaser Indemnitees resulting from a possible preference claim (the “Delphi Claim”) by Delco Electronics Corporation or its Affiliates or trustee representing any of them against the Company or its Subsidiaries in connection with payments made under the Settlement and Release Agreement dated July 1, 2005 between the Company and Delphi Electronics Corporation or from the Lease Loss.

     (b) In calculating the amount of Losses suffered or incurred by a party for which indemnification is sought hereunder there shall be deducted the amount of any insurance paid to such party or otherwise actually inuring to the benefit of such party as a result of any such Loss, it being agreed that each Party shall use reasonable commercial efforts to mitigate such Loss and to use reasonable commercial efforts to pursue insurance claims in connection therewith.
     (c) The foregoing indemnification provisions shall be the sole and exclusive remedy and procedure for all claims for breach of any representation or warranty contained in this Agreement, except in the case of fraud or intentional misrepresentation.
Section 6.5 Indemnification Procedures
     (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Sections 6.2 or 6.3 above (an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim, containing a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time) (an “Indemnification Claim Notice”), promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim against or involving the Indemnified Party by a Government Entity or other third Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant to Sections 6.2(b) or 6.3(b) above must be made by notice given within the applicable survival period specified in Section 6.1 above). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations to provide indemnification hereunder except to the extent such failure shall have harmed the Indemnifying Party.
     (b) Control of Defense; Conditions. The obligations of an Indemnifying Party under this Article VI with respect to Losses arising from claims of any third party that are subject to the indemnification provided in Sections 6.2 or 6.3 above shall be governed by and contingent upon the following additional terms and conditions:
          (i) At its option an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall, within thirty (30) days after delivery of the Indemnification Claim Notice to Indemnifying Party, notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party may take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within thirty (30) days after delivery of the Indemnification Claim Notice of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim. Regardless of which Party shall assume the defense of the claim, the Parties agree to cooperate fully with one another in connection therewith and to keep each other reasonably informed of the status of the claim and any related proceeding and shall take no action or make any admissions or statements not required by applicable law which would adversely effect the defense of any such claim.
          (ii) Notwithstanding Section 6.5(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (B) the Indemnifying Party has failed to assume the defense and employ counsel (following delivery of the Indemnification Claim Notice), in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.
          (iii) The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnifying Party (not to be withheld, conditioned or delayed unreasonably), and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified Party (such consent not to be withheld, conditioned or delayed unreasonably).
     (c) Manner of Payment.
          (i) Any indemnification obligations of the Sellers pursuant to Section 6.2 above shall be satisfied first out of the Indemnity Escrow Fund pursuant to the Escrow Agreement to the extent thereof.
          (ii) Any indemnification obligations of the Purchaser pursuant to Section 6.3 above shall be paid by wire transfer of immediately available funds to an account designated in writing by the Seller Representative on behalf of the applicable Seller Indemnitees within fifteen (15) days after the determination thereof.
     (d) Escrow Agreement and Holdback Amount
     At Closing, the Purchaser shall deliver an amount equal to $6,800,000.00 (the “Indemnity Escrow Fund”) to JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), as security for any amounts owed to the Purchaser pursuant to the indemnification provisions set forth in Section 6.2 above. The Indemnity Escrow Fund shall be held by the Escrow Agent for 12 months pursuant to the terms and conditions of this Article VI and the Indemnity Escrow Agreement attached as Exhibit A hereto.
     (e) Instructions to Escrow Agent. In the event of a determination that a payment is due to any Purchaser Indemnitee, the Purchaser and the Seller Representative shall issue joint written instructions to the Escrow Agent to distribute a portion of the Indemnity Escrow Fund equal to such payment.

ARTICLE VII.
CONDITIONS TO THE CLOSING
Section 7.1 Conditions of the Purchaser’s Obligation
     The Purchaser’s obligation to effect the Purchase at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:
     (a) Representations and Warranties; Covenants. The representations and warranties set forth in Articles III and IV above shall be true and correct in all material respects at and as of the Closing (except for those representations and warranties that speak specifically to an earlier date, which shall be true and correct in all material respects as at that date) as though then made and the Sellers and the Company shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.
     (b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following such consummation or which seeks damages against the Company as a result of the consummation of this Agreement in excess of $100,000, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist Notwithstanding anything set forth in this Section 7.1(b) or in this Agreement to the contrary, any action suit or proceeding pending or threatened by the lenders pursuant to Purchaser’s existing credit facilities and any judgment, order, decree, stipulation, injunction or charge resulting from any such action, suit or proceeding which has any of the foregoing affects, or is intended to have any of the foregoing affects, upon the transactions contemplated by the Transaction Documents, shall be disregarded and of no consequence or effect upon any condition to the Purchaser’s obligations to close the transactions contemplated by the Transaction Documents.
     (c) Opinion of Counsel. The Purchaser shall have received from DLA Piper Rudnick Gray Cary US LLP, special counsel for the Sellers, an opinion addressed to the Purchaser and dated as of the Closing Date, substantially in the form of Exhibit C attached hereto.
     (d) Absence of Changes. Since the date hereof, no Material Adverse Change has occurred that has not been cured.
     (e) Closing Documents. The Company shall have delivered to the Purchaser the following documents:
          (i) a certificate of the Company, dated as of the Closing Date and signed by an executive officer of the Company, expressly certifying that the condition set forth in Section 7.1(a) above has been met;

          (ii) a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company setting forth the Funded Debt Amount and the amount payable pursuant to Section 1.4(c) hereof, if any, and in each case, providing reasonable detail regarding the calculation thereof.
          (iii) a copy of the resolutions duly adopted by the board of directors and the stockholders of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Purchase and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by the Secretary of the Company; and
          (iv) certificates (each dated not more than 10 Business Days prior to the Closing), as to the good standing of each of the Company and its Subsidiaries in its jurisdiction of incorporation or formation, as applicable.
     (f) Payoff Letters. The Seller Representative, on behalf of the Sellers, shall have delivered to the Purchaser a payoff letter from each lender of a Funded Debt Amount and a release of any and all Liens against the Company’s assets and/or properties resulting therefrom shall have been obtained, all in form reasonably acceptable to Purchaser.
     (g) HSR Act. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated (the “HSR Condition”).
     (h) Intentionally Left Blank.
     (i) No Bankruptcy. No proceeding in which the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.
     (j) Name and Likeness Agreement. Polk shall have executed a Name and Likeness Agreement in the form attached hereto as Exhibit F.
     (k) Termination of Options. The Options shall have been exercised, terminated and/or cancelled in all respects.
     (l) Material Contract Consents. Purchaser shall have received written evidence, reasonably satisfactory to it, of the consent to the transactions contemplated by this Agreement of all Persons where the absence of such consent would result in a breach or default under any Material Contract, including, without limitation, the consent of KALLC with respect to the Company’s San Diego lease.
     (m) Accountant Consent. The Purchaser shall have received the consent of the Company’s independent public accountants required to be included in Purchaser’s Current Report on Form 8-K relating to the Purchase.
     Any condition set forth in this Section 7.1 may be waived by the Purchaser.

Section 7.2 Conditions of the Sellers’ Obligation
     The Sellers’ obligation to effect the Purchase at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:
     (a) Representations and Warranties; Covenants. The representations and warranties set forth in Article II above shall be true and correct in all material respects at and as of the Closing (except for those representations and warranties that speak specifically to an earlier date, which shall be true and correct in all material respects as at that date) as though then made, and the Purchaser shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.
     (b) Proceedings. No action, suit or proceeding shall be pending or threatened by any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, or cause any such transaction to be rescinded following such consummation and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.
     (c) Opinion of Counsel. The Sellers shall have received from Greenberg Traurig, LLP, special counsel for the Purchaser, an opinion addressed to the Sellers and dated as of the Closing Date, substantially in the form of Exhibit D attached hereto.
     (d) Purchaser Closing Documents. The Purchaser shall have delivered to the Seller Representative the following documents:
          (i) a certificate of the Purchaser, dated as of the Closing Date and signed by an executive officer of the Purchaser, expressly certifying that the condition set forth in Section 7.2(a) above has been met;
          (ii) a copy of the resolutions duly adopted by the board of directors of the Purchaser and, if required, by its stockholders, authorizing the Purchaser’s execution, delivery and performance of each Transaction Document to which the Purchaser is a party and the consummation of the Purchase and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Purchaser; and
          (iii) a certificate (dated not more than 10 Business Days prior to the Closing) as to the good standing of the Purchaser in its jurisdiction of incorporation.
     (e) HSR Act. The HSR Condition shall have been satisfied.
     (f) No New Company Matters Exceeding Certain Indemnification Limits. The Sellers shall become aware of the existence of facts or circumstances, which they shall promptly communicate in writing to Purchaser, occurring between the date hereof and the Closing Date (the “New Facts”) for which Seller Indemnitees would reasonably be likely to be liable to pay Purchaser Indemnitees an amount of Loss in connection with the New Facts $1 million or more in excess of the Basket Amount; provided, however, that the Sellers hereby agree to waive this Closing condition if Purchaser provides written notice to the Seller Representative prior to the Closing or earlier termination of this Agreement that notwithstanding the foregoing, the Seller Indemnitees shall only be responsible for payment to Purchaser Indemnitees of an amount of Loss in connection with the New Facts of not more than $1 million in excess of the Basket Amount.
     (g) Purchaser shall have issued and sold to Polk, Klopfer, James M. Herd, Gary B. Davis, Michael Scharff, Jeffrey Nemec, Keith A. Ballard, Stuart Lumsden, and Daniel Hodgson (collectively, the “Investor Sellers”), for a per share price $12.40 and pursuant to Purchaser’s subscription agreements in form and substance reasonably acceptable to Purchaser and the Investor Sellers, an aggregate of 80,645, 44,355, 80,645, 40,323, 4,032, 12,097, 8,065, 4,032, and 8,065 shares of Purchaser’s common stock, respectively.
     Any condition set forth in this Section 7.2 may be waived by the Seller Representative on behalf of the Sellers.
ARTICLE VIII.
DEFINITIONS
     Definitions
     For the purposes of this Agreement, the following terms have the meanings set forth below:
     An “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act of 1934, as amended, including any officer, director, or greater than 5% stockholder of such Person.
     “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
     “Agreement” has the meaning specified in the Preamble.
     “Basket Amount” has the meaning specified in Section 6.4(a).
     “Business” means the business of the Company and its Subsidiaries, as conducted on the date of this Agreement.
     “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Maryland or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
     “Cash” means cash and cash equivalents (including, without limitation, marketable securities and short-term investments) calculated in accordance with GAAP.

     “Closing” and “Closing Date” have the respective meanings set forth in Section 1.3.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the common stock of the Company, par value $.01 per share.
     “Company” has the meaning specified in the Preamble.
     “Company’s Knowledge” means to the actual knowledge of Klopfer, Polk, James M. Herd, or Gary B. Davis, or such knowledge as would have been obtained after investigation consistent with the performance of such officer’s duties in the ordinary course of business.
     “Confidentiality Agreement” means the Confidentiality Agreement regarding the confidentiality obligations of the Purchaser, executed by the Purchaser as of March 18, 2006, a copy of which is attached hereto as Exhibit E.
     “Covenanters” has the meaning specified in Section 5.15(a).
     “Delphi Claim” has the meaning specified in Section 6.4(a).
     “Disclosure Schedule” has the meaning specified in Article IV.
     “EGTRRA” means The Economic Growth and Tax Relief Reconciliation Act of 2001.
     “Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any multiemployer plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.
     “Employee Pension Benefit Plan” has the meaning specified in Section 3(2) of ERISA.
     “Employee Welfare Benefit Plan” has the meaning specified in Section 3(1) of ERISA.
     “Environmental Laws” means all federal, state, and local statutes, regulations and ordinances concerning the pollution or protection of the environment, including without limitation the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, and the Emergency Planning and Community Right-to-Know Act of 1986.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agent” has the meaning specified in Section 6.5(d).
     “Financial Statements” has the meaning specified in Section 4.4.
     “Financing Agreement” has the meaning specified in Section 2.4.
     “Funded Debt Amount” shall mean, without duplication, an amount equal to the sum of (a) the aggregate amount of all principal, interest, fees, expenses and other amounts in respect of money borrowed by the Company from Merrill Lynch Capital Corporate Finance (a unit of Merrill Lynch Business Financial Services Inc.)(“ML”), (b) any other obligations of the Company for borrowed money, capital lease obligations, dividends payable to any Seller (excluding any pre-Closing payment to Sellers pursuant to the provisions of Section 1.4(c)), bonus payables to Sellers or any Affiliate of the Company, and purchase money indebtedness, (c) indebtedness of the type described in clauses (a) or (b) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, (d) Sellers’ Expense Amount, and (e) interest expense accrued and unpaid, and all prepayment premiums on or relating to any of such indebtedness, provided, however, the term “Funded Debt Amount” shall not include any principal, interest, fees, expenses and other amounts which the Company becomes or may become obligated to pay subsequent to Closing pursuant to the LC’s.
     “GAAP” means United States generally accepted accounting principles applied on a basis consistent with the preparation of the audited Financial Statements for the fiscal year ended March 26, 2006, except as the context otherwise dictates with respect to representations and warranties under Section 4.4 relating to Financial Statements for earlier periods, which shall be applied on a basis consistent with the preparation of the Financial Statements immediately preceding such earlier period.
     “GE” has the meaning specified in Section 5.21.
     “GE Mortgages” has the meaning specified in Section 5.21.
     “Government Entity” means the United States of America or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
     “GUST” means the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
     “HSR Condition” has the meaning specified in Section 7.1(g).
     “Income Tax” means any federal, state, local, or foreign income Tax, including any interest, penalty or addition thereto.
     “Income Tax Return” means any return, declaration, report, or information statement or statement relating to Income Taxes, including any schedule or attachment thereto.
     “Indemnification Claim Notice” has the meaning specified in Section 6.5(a).
     “Indemnified Party” has the meaning specified in Section 6.5(a).
     “Indemnified Taxpayer” has the meaning specified in Section 5.14(d).
     “Indemnifying Party” has the meaning specified in Section 6.5(a).
     “Indemnity Escrow Fund” has the meaning specified in Section 6.5(d).
     “Intellectual Property” means all patents and patent applications; registered and material unregistered copyrights; registrations for, pending applications for and material unregistered trademarks, service marks, trade names or domain names, computer software; all trade secrets, know-how, manufacturing and production processes, recipes, drawings, and designs.
     “Investor Sellers” has the meaning specified in Section 7.2(g).
     “IRS” means the U.S. Internal Revenue Service.
     “KALLC” has the meaning specified in Section 5.21.
     “KALP” has the meaning specified in Section 5.21.
     “Klopfer” has the meaning specified in Section 5.15(a).
     “Latest Balance Sheet” means the Company’s June 25, 2006 unaudited balance sheet prepared by management.
     “LCs” means those two irrevocable letters of credit provided by Banca Monte Dei Paschi Di Siena S.p.A. and ML (as arranger), each in the approximate amount of $1.05 million, in favor of Ya Hsin Industrial Co., Ltd., dated June 23, 2006, as amended, for payment of shipments of units of the Company’s I-Sonic Entertainment System.
     “Lease Loss” has the meaning specified in Section 6.2(d).

     “Leased Premises” has the meaning specified in Section 4.13(b).
     “Leases” has the meaning specified in Section 5.21.
     “Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental Law.
     “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.
     “Long-Term Incentive Plan” means the $2.17 million supplemental key management cash bonus plan of the Company.
     “Loss” means, with respect to any Person, any liability, cost, damage, deficiency, penalty, fine or other loss or expense, whether or not arising out of a third party claim, against or affecting such Person.
     “Majority Interest” has the meaning specified in Section 9.18(a).
     “Material Adverse Change” means an event, condition or circumstance or related series thereof that results in a material adverse effect on the Business, results of operations or condition of the Company and its Subsidiaries, taken as a whole, exclusive of any effect arising from or related to (a) any general condition affecting the industry in which the Business is engaged, (b) the announcement or pendency of any of the transactions contemplated by the Agreement, (c) any action taken by Sellers or the Company at the Purchaser’s request or pursuant to the Transaction Documents, (d) acts of war or terrorism, (e) general economic, political and financial market changes, and (f) any matters specifically disclosed in the schedules attached to this Agreement.
     “Material Adverse Effect” means a material adverse effect on the Business, properties, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole.
     “Material Contracts” has the meaning specified in Section 4.19(b).
     “ML” has the meaning specified in the definition of “Funded Debt Amount”.
     “New Facts” has the meaning specified in Section 7.2(f).
     “Options” has the meaning specified in Section 4.3(a).
     “Parties” has the meaning set forth in the Preamble.

     “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.
     “Polk” has the meaning specified in Section 5.15(a).
     “Polk Investments” means Polk Investments LLC”
     “Polk Mexico” means Polk Audio de Mexico S. de R.L.
     “Polk Stock” has the meaning set forth in the Recitals.
     “Preamble” means the Preamble to this Agreement.
     “Pre-Closing Portion” has the meaning specified in Section 5.14(b).
     “Purchase” has the meaning set forth in the Recitals.
     “Purchase Price” has the meaning specified in Section 1.2(a).
     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Disclosure Schedule” has the meaning specified in Article II.
     “Purchaser Indemnitees” has the meaning specified in Section 6.2.
     “Purchaser Material Adverse Effect” means a material adverse effect on the business, properties, liabilities, results of operations or condition of the Purchaser.
     “Purchaser Common Stock” has the meaning specified in Section 1.4(d).
     “Recitals” means the Recitals to this Agreement.
     “Returns” shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” and “Sellers” has the meaning set forth in the Preamble.
     “Seller Representative” has the meaning specified in the Preamble.
     “Sellers’ Expense Amount” means the aggregate amount payable by Sellers and the Company as of the Closing Date, but not paid on or prior to the Closing, in respect of legal,

accounting, investment banking and other similar fees, costs and expenses arising as a result of the transactions contemplated by this Agreement.
     “Sellers Indemnitees” has the meaning specified in Section 6.3.
     “Stockholders’ Agreement” has the meaning specified in Section 3.3.
     “Straddle Period” has the meaning specified in Section 5.14(d)(i).
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock or interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.
     “Tax” or “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect.
     “Tax Losses” has the meaning specified in Section 5.14(d).
     “Territory” has the meaning specified in Section 5.15(a)(i).
     “Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party, pursuant to any of the foregoing.
     “Transferred Employees” has the meaning specified in Section 5.13(a).

ARTICLE IX.
MISCELLANEOUS
Section 9.1 Termination
     This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of the Purchaser and the Seller Representative, acting for the Sellers;
     (b) by the Purchaser, if any of the Sellers or the Company is in breach, in any material respect, of the representations, warranties or covenants made by any of the Sellers or the Company in this Agreement, which breach (i) may not be cured with commercially reasonably efforts and (ii) results in or from a Material Adverse Change; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 9.1 (b) if such a breach is the result of a breach of any covenant, representation or warranty of the Purchaser set forth in any Transaction Document and such Purchaser breach renders the conditions set forth in Section 7.1 above incapable of being satisfied prior to the Closing;
     (c) by the Seller Representative, acting for the Sellers, if the Purchaser is in breach, in any material respect, of the representations, warranties or covenants made by the Purchaser in this Agreement, which breach (i) may not be cured with commercially reasonably efforts and (ii) results in or from a Purchaser Material Adverse Effect; provided, that the Seller Representative may not terminate this Agreement pursuant to this Section 9.1(c) if such breach is the result of a breach of any covenant, representation or warranty of the Sellers or the Company set forth in any Transaction Document and such Seller or Company breach renders the conditions set forth in Section 7.2 above incapable of being satisfied prior to the Closing; and
     (d) by (i) the Seller Representative, acting for the Sellers, or (ii) the Purchaser, at any time forty (40) days after the date hereof, if the Closing shall not have occurred; provided, however, that Purchaser shall have no right to terminate this Agreement pursuant to this subsection (d) if the Closing shall not have occurred directly or indirectly as the result of the failure of the lenders under Purchaser’s existing credit facilities to consent to the transactions contemplated under the Transaction Documents,
Any termination of this Agreement pursuant to Section 9.1(b) through (d) above shall be effected by written notice from the Seller Representative, on behalf of the Sellers, to the Purchaser (if the Sellers are the terminating party) or the Purchaser to the Seller Representative (if the Purchaser is the terminating party). Any termination of this Agreement pursuant to Section 9.1(b), (c) or (d) above shall not terminate the liability of any Party for any breach or default of any covenant or other agreement set forth herein which exists at the time of such termination.

Section 9.2 Remedies
     Except as provided in Article VI above, no failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. Except as provided in Article VI above, the rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.
Section 9.3 Confidentiality
     The Purchaser agrees to maintain all nonpublic information regarding the Company (with respect to the period prior to the Closing Date) and the Sellers and their respective Affiliates confidential in a manner consistent with the obligations of the Purchaser pursuant to the Confidentiality Agreement. Subject to applicable Legal Requirements, the Company and each Seller agrees to maintain all nonpublic information regarding the Purchaser and its Affiliates confidential and not to disclose any such information without the Purchaser’s prior written consent.
Section 9.4 Consent to Amendments
     This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by each of the Parties. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.
Section 9.5 Successors and Assigns
     Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Purchaser (on the one hand), or the Sellers or the Company (on the other hand) without the prior written consent of the other Party; provided, however, that the Purchaser may (a) at any time prior to the Closing), at its sole discretion, in whole or in part, assign its rights pursuant to this Agreement, including the right to purchase the Polk Stock, to one or more of its direct or indirect wholly owned Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (c) assign its rights hereunder to one or more of its lenders.
Section 9.6 Governing Law
     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
Section 9.7 Notices
     All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 9.7.
If to the Company:

Polk Holding Corp.
5601 Metro Drive
Baltimore, Maryland 21215
Telecopy: (410) 764-6040
Attn: James Herd, President

with copies, which shall not constitute notice to the Company, to:

DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209
Telecopy: (410) 580-3264
Attn: Wilbert H. Sirota, Esq.
If to the Sellers or the Seller Representative:

George M. Klopfer
325 Front Street, #405
Evanston, Wyoming 82930
Telecopy: (435) 649-3473

With an additional copy to:

George M. Klopfer
5601 Metro Drive
Baltimore Maryland 21215
Telecopy: (410) 764-6040

with copies, which shall not constitute notice to the Sellers or the
Seller Representative, to:

DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209
Telecopy: (410) 580-3264
Attn: Wilbert H. Sirota, Esq.
Jay G. Cohen, Esq.
If to the Purchaser:

Directed Electronics, Inc.
One Viper Way
Vista, CA 92081
Telecopy: (760) 598-6400
Attn: James E. Minarik

with copies, which shall not constitute notice to the Purchaser, to:

Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Telecopy: (602) 445-8618
Attn: Bruce E. Macdonough, Esq.
Brian H. Blaney, Esq.
     Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the Business Day after deposit with a reputable overnight courier service, as the case may be.
Section 9.8 Schedules and Exhibits
     The Schedules and Exhibits to this Agreement constitute a part of this Agreement and are incorporated herein by reference for all purposes as if fully set forth herein. Any disclosure made in any Schedule to this Agreement which is reasonably applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific cross reference is made thereto, provided, that Sellers shall use their reasonable, good faith efforts to provide accurate cross references.
Section 9.9 Counterparts
     The Parties may execute this Agreement in counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 9.10 Time is of the Essence
     The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.
Section 9.11 No Third-Party Beneficiaries
     Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.
Section 9.12 Headings
     The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.
Section 9.13 Entire Agreement
     Except as otherwise provided in this Agreement and in the Confidentiality Agreement, this Agreement and the Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, whether written or oral, are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are hereby terminated.
Section 9.14 Recitals
     The Recitals are incorporated herein by reference and specifically made a part of this Agreement.
Section 9.15 Severability
     Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.
Section 9.16. Nature of Sellers’ Obligations
     The representations and warranties and covenants of each Seller herein concerning the transaction contemplated herein are individual and not joint or several obligations. As a result, the particular Seller making the representation, warranty or covenant shall be solely responsible to the extent of a breach thereof.

Section 9.17. CONSENT TO JURISDICTION
     THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
Section 9.18. Seller Representative
     (a) The Sellers irrevocably make, constitute and appoint the Seller Representative as their agent and authorize and empower him to fulfill the role of Seller Representative hereunder. In the event of the resignation of a Seller Representative, the resigning Seller Representative shall appoint a successor who shall agree in writing to accept such appointment, and the resigning Seller Representative’s resignation shall not be effective until such a successor shall exist. The Sellers holding a majority of the Polk Stock on the date hereof (a “Majority Interest”) may remove and replace the Seller Representative at any time, provided, however, that such replacement Seller Representative shall be reasonably acceptable to Purchaser. If a Seller Representative should die or become incapacitated or be removed by the Sellers pursuant to this Section 9.18, his successor shall be appointed within twenty-one (21) days after his death or incapacity by the Sellers holding a Majority Interest, and such successor shall be reasonably acceptable to Purchaser. If the Sellers fail to appoint a successor within such 21-day period, then Purchaser shall have the right to appoint the successor from among the Sellers. The choice of a successor Seller Representative appointed in any manner permitted above shall be final and binding upon all of the Sellers and the Purchaser. The decisions and actions of any successor Seller Representative shall be, for all purposes, those of a Seller Representative as if originally named herein.
     (b) By the execution of this Agreement, each Seller hereby irrevocably makes, constitutes and appoints the Seller Representative as such person’s true and lawful attorney-in-fact and agent, for such person and in such person’s name, (i) to receive all notices and communications directed to such Seller under this Agreement and the Transaction Documents, (ii) to execute and deliver any and all documents required to be executed and delivered by such Seller pursuant to this Agreement in order to effect the transactions contemplated by this Agreement, (iii) to receive and provide receipt for all consideration required to be delivered to such Seller under this Agreement, (iv) to perform any and all actions required to be taken by such Seller in connection with any claim for indemnity pursuant to the provisions of Article VI above and (v) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Seller could do personally, and each Seller hereby ratifies and confirms as his, her or its own act, all that the Seller Representative shall do or cause to be done pursuant to the provisions hereof. Notwithstanding the foregoing, except with respect to administrative and other ministerial tasks, the Seller Representative is required and entitled to act only at the written direction of Sellers holding a Majority Interest.
     (c) It is acknowledged by the Sellers appointing the Seller Representative that the designation of the Seller Representative as attorney-in-fact is coupled with an interest and is binding upon such Sellers notwithstanding the death, incapacity or dissolution of any such Seller. If any such event shall occur prior to the completion of the transactions contemplated by this Agreement, the Seller Representative is, nevertheless, to the extent that he is legally able to do so, authorized and directed to complete all transactions and act pursuant to this authority as if such event had not occurred. Purchaser is entitled to deal solely with the Seller Representative in connection with this Agreement and is entitled to rely upon the provisions hereof and the authority granted to the Seller Representative to act on behalf of the Sellers.
     (d) The Seller Representative’s acceptance of his duties under this Agreement is subject to the following terms and conditions, which the Parties hereto agree shall govern and control with respect to his rights, duties, liabilities and immunities as Seller Representative (but not in his capacity as a Seller or as an officer, director, or employee of the Company):
     (i) The Seller Representative, in his capacity as Seller Representative, makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and he shall not be required to inquire as to the performance of any obligation under this Agreement.
     (ii) The Seller Representative shall be protected in acting upon written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which he in good faith believes to be genuine and what it purports to be.
     (iii) The Seller Representative, in his capacity as Seller Representative, shall not be liable for any error of judgment, or for any act done or step taken or omitted by him in good faith, or for any mistake of fact or law, or for anything which he may do or refrain from doing in connection therewith, except his own gross negligence or willful misconduct.
     (iv) The Seller Representative, in his capacity as Seller Representative, may consult with competent and responsible legal counsel selected by him, and he shall not be liable for any action taken or omitted by him in good faith in accordance with the advice of such counsel.

     (v) The Sellers shall bear, in proportion to their holdings of Polk Stock on the date hereof, all expenses, if any (including transfer taxes and other governmental charges) incurred by the Seller Representative in connection with his duties hereunder and shall indemnify and hold him harmless against any and all Losses incurred in connection with the performance of this Agreement, except as a result of his own gross negligence or willful misconduct.
     (e) The Seller Representative, in his capacity as Seller Representative, shall have no duties or responsibilities except those expressly set forth herein.
* * *

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

DIRECTED ELECTRONICS, INC.

By:	/s/ James E. Minarik
Name: James E. Minarik
Title: President and Chief Executive Officer

POLK HOLDING CORP.

By:	/s/ George M. Klopfer

Name: George M. Klopfer
Title: Chief Executive Officer

SELLER REPRESENTATIVE

/s/ George M. Klopfer

Name: George M. Klopfer
[Sellers signature pages follow]

SELLERS SIGNATURE PAGES

/s/ Matthew S. Polk, Jr.

Matthew S. Polk, Jr.

MATTHEW S. POLK, JR. MARITAL TRUST

By:	/s/ Amy L. Gould

Amy L. Gould, Trustee

By his execution immediately below, Matthew S. Polk Jr. hereby guarantees the full and complete payment and performance of all obligations of the Matthew S. Polk, Jr. Marital Trust under this Agreement

/s/ Matthew S. Polk, Jr.

Matthew S. Polk, Jr.

GEORGE M. KLOPFER REVOCABLE TRUST

By:	/s/ George M. Klopfer George M. Klopfer, Trustee

By his execution immediately below, George M. Klopfer hereby guarantees the full and complete payment and performance of all obligations of George M. Klopfer Revocable Trust under this Agreement, and agrees to be bound by the provisions of Section 5.15 and Section 5.21 hereof

/s/ George M. Klopfer

George M. Klopfer

[signatures continued from prior page]

/s/ James M. Herd

James M. Herd

JAMES M. HERD MARITAL TRUST

By:	/s/ Donna Louise Herd

Donna Louise Herd, Trustee

By his execution immediately below, James M. Herd hereby guarantees the full and complete payment and performance of all obligations of the James M. Herd Marital Trust under this Agreement

/s/ James M. Herd

James M. Herd

/s/ Craig C. Georgi

Craig C. Georgi

/s/ Peter D. Gaskarth

Peter D. Gaskarth

/s/ Gary B. Davis

Gary B. Davis

/s/ Stuart Lumsden

Stuart Lumsden

[signatures continued from prior page]

/s/ Keith A. Ballard

Keith A. Ballard

/s/ Dean Tassio

Dean Tassio

/s/ Jeffrey Nemec

Jeffrey Nemec

/s/ Daniel Hodgson

Daniel Hodgson

/s/ Michael Scharff
Michael Scharff, as an option holder and with respect to his Polk Stock obtained upon exercise of options to acquire Polk Stock